Exhibit 99.1

FUNDING AGREEMENT

FUNDING AGREEMENT (this “Agreement”) dated December 19, 2023 by and between CYVN Investments RSC Ltd, a restricted scope company incorporated in the Abu Dhabi Global Market, Abu Dhabi, United Arab Emirates (“Investments”) and CYVN Holdings L.L.C., a limited liability company organized under the laws of Abu Dhabi, United Arab Emirates (“Holdings”).

WITNESSETH

WHEREAS, on December 18, 2023, Investments entered into a definitive agreement to purchase Class A Ordinary Shares, par value US$0.00025 per share (“Shares”), of NIO Inc., an exempted company incorporated in the Cayman Islands (“NIO”) from NIO, pursuant to a Share Subscription Agreement by and between NIO and Investments, substantially in the form attached hereto as Exhibit A (the “SSA”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Investments and Holdings hereby agree as follows:

1. Funding.

(a) Upon the closing of the transactions contemplated by the SSA, Holdings hereby agrees to provide Investments with cash (the “Funding”) sufficient to pay the Aggregate Purchase Price (as defined in the SSA) to NIO.

(b) Investments hereby agrees not to amend the SSA in a manner that changes the price to be paid for the Shares under the SSA without the prior consent of Holdings.

2. Further Assurances. Investments acknowledges and agrees that Investments shall be responsible for all financial obligations and other liabilities, including tax obligations and liabilities, with respect to the Shares purchased pursuant to the SSA (including any liabilities arising under the SSA), and Investments shall indemnify Holdings against any such liabilities, including any tax liabilities. In addition, Investments agrees to pay any advisor fees and expenses of Holdings relating to the Funding.

3. Reimbursement of Aggregate Purchase Price. Upon the request of Holdings from time to time, Investments shall reimburse Holdings for the requested portion of the Aggregate Purchase Price, with such reimbursement to be in U.S. dollars or another form of consideration agreed to by the parties. In the event Investments sells any Shares acquired pursuant to the SSA prior to the reimbursement of the Aggregate Purchase Price to Holdings hereunder, Investments shall provide prompt notice of such sale to Holdings and the purchase price with respect to any such sale shall first be used to reimburse Holdings for any outstanding portion of the Aggregate Purchase Price, unless otherwise agreed to by Holdings.

4. Information. If required by law, or upon a reasonable request, the parties shall provide any tax forms, certifications, information or documentation as may be necessary to avoid incurring withholding tax or otherwise to comply with any applicable tax or information reporting agreements or arrangements in connection with this Agreement.

5. Termination and Amendment. This Agreement may only be terminated, amended or waived with the written consent of the Investments and Holdings.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Emirate of Abu Dhabi and the federal laws of the United Arab Emirates and without regard to the conflict of law rules thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to and finally resolved by the Abu Dhabi courts.

7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

CYVN HOLDINGS L.L.C.

December 19, 2023	By:	/s/ Jassem Mohamed Obaid Bu Ataba Alzaabi
	Name:	Jassem Mohamed Obaid Bu Ataba Alzaabi
	Title:	Chairman

December 19, 2023	CYVN INVESTMENTS RSC LTD

	By:	/s/ Samer Salah Abdelhaq
	Name:	Samer Salah Abdelhaq
	Title:	Director

	By:	/s/ Eddy Skaf
	Name:	Eddy Skaf
	Title:	Director

[Signature Page to Funding Agreement]

Exhibit A

Share Subscription Agreement

[See Exhibit 99.2]